For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Chief Financial Officer	Vice President
Chico’s FAS, Inc.	Investor and Community Relations
(239) 274-4105	Chico’s FAS, Inc.
(239) 274-4797
Chico’s FAS, Inc. Announces Record Second Quarter and
Six Month Revenues and Earnings
•	Second quarter net income up 38.4% to a record $49 million
•	Revenues rose 31.0% to a record $670 million for the six months
•	Six months net income climbed 35.3% to a record $96 million
•	August comparable store sales currently in the low double digit range
•	Company announces fiscal 2006 store opening plans
           Fort Myers, FL — August 25, 2005 — Chico’s FAS, Inc. (NYSE: CHS) ) today announced its financial results for the second quarter and six months ended July 30, 2005.
           Net sales for the second quarter ended July 30, 2005, increased 34.6% to a record $343 million from $255 million for the second quarter ended July 31, 2004. Net income rose 38.4% to $49 million, or $0.27 a diluted share, compared to net income of $35 million, or $0.20 a diluted share (as adjusted for the 2 for 1 stock split in February 2005) in the prior year's second quarter. Comparable store sales for the Company-owned stores increased 15.7% for the thirteen-week period ended July 30, 2005 compared to the same thirteen-week period last year.
           For the six months ended July 30, 2005, net sales increased 31.0% to a record $670 million from $512 million for the prior year's six months ended July 31, 2004. Net income rose 35.3% to $96 million, or $0.53 a diluted share, compared to net income of $71 million, or $0.40 a diluted share (as adjusted for the 2 for 1 stock split in February 2005) in the prior period. Comparable store sales for the Company-owned stores increased 13.2% for the twenty-six week period compared to the same twenty-six week period last year.
           The Company also announced that it is planning to open approximately 20% net new square footage combined for the Chico's and White House | Black Market brands in fiscal 2006, taking into account approximately 105 to 120 net new Company-owned stores and increased square footage from 30-40 relocations and/or expansions. It is currently anticipated that new Chico's and White House | Black Market stores in 2006, for the most part, will be somewhat larger than the average existing store size for the respective brand. Currently, the Company plans that approximately 60% of these new stores will be Chico's stores, with the balance being White House | Black Market stores.
           In addition, the Company also announced that it plans to open 20 new Soma by Chico's stores during fiscal 2006 over and above the combined 20% net square footage growth rate outlined above for the Chico's and White House | Black Market brands. The Company anticipates that additional investment will be required to establish the Soma by Chico's brand as an acceptable business meeting the profitability goals of the Company over the longer term. The Company believes the Soma by Chico's brand reduced the Company's operating margin by approximately 60 to 70 basis points for the second quarter of fiscal 2005 and the Company anticipates this will not change significantly in fiscal 2006 even considering the additional new stores planned. The Company further believes that an impact on margin of this order is acceptable when balanced against the possibility of its longer term growth potential.
           Scott A. Edmonds, President and CEO, commented, "The second quarter came in with very strong results as we generated an operating margin in excess of 22%, a sales increase of 35%, and a net income increase of over 38%. Second quarter gross margins for the core Chico's brand were somewhat off from last year's gross margins while White House | Black Market's gross margins were up 270 basis points on a quarter over quarter basis. Looking at the potential third quarter results, we are pleased with our same store sales trends thus far in August. Overall, we are experiencing same store sales in the low double digit range, with the Chico's brand in the high single digits range and the White House | Black Market brand again experiencing much stronger same store sales up in the mid 40% range. We are seeing initial strong front-line gross margins from our Fall lines and we anticipate that Chico's front-line stores will generate third quarter gross margins in the range of last year's record setting gross margins and that White House | Black Market's gross margins will continue to make significant improvement. Despite these expectations, we are anticipating an overall gross margin decline in the third quarter similar to that experienced in the second quarter. The lower gross margin is expected to be principally due to lower gross margins in the outlet division as it anniversaries its highest gross margins in history from last year and returns to more normalized outlet gross margins."
           The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 713 women's specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico's, White House | Black Market and Soma by Chico's names. The Company owns 477 Chico's front-line stores, 27 Chico's outlet stores, 181 White House | Black Market front-line stores, 5 White House | Black Market outlet stores and 10 Soma by Chico's stores; franchisees own and operate 13 Chico's stores.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company's latest annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's latest annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	July 30,	January 29,
	2005	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$15,741	$14,426
Marketable securities, at market	334,815	251,199
Receivables	6,744	5,106
Inventories	79,153	73,223
Prepaid expenses	14,614	9,429
Deferred taxes	13,981	11,184

Total Current Assets	465,048	364,567

Property and Equipment:
Land and land improvements	6,264	6,055
Building and building improvements	32,300	29,286
Equipment, furniture and fixtures	161,275	140,360
Leasehold improvements	184,714	166,096

Total Property and Equipment	384,553	341,797
Less accumulated depreciation and amortization	(113,667)	(93,834)

Property and Equipment, Net	270,886	247,963

Other Assets:
Goodwill	61,796	61,796
Other intangible assets	34,087	34,042
Other assets, net	18,019	7,361

Total Other Assets	113,902	103,199

	$849,836	$715,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,230	$36,725
Accrued liabilities	69,688	58,258
Current portion of deferred liabilities	433	332

Total Current Liabilities	108,351	95,315

Noncurrent Liabilities:
Deferred liabilities	52,850	47,149
Deferred taxes	6,363	12,397

Total Noncurrent Liabilities	59,213	59,546

Stockholders’ Equity:
Common stock	1,807	1,790
Additional paid-in capital	176,882	147,652
Unearned compensation	(4,045)	–
Retained earnings	507,867	411,556
Accumulated other comprehensive loss	(239)	(130)

Total Stockholders’ Equity	682,272	560,868

	$849,836	$715,729

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Twenty-Six Weeks Ended				Thirteen Weeks Ended
	July 30, 2005		July 31, 2004		July 30, 2005		July 31, 2004
		% of		% of		% of		% of
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net sales by Chico’s/Soma stores	$539,071	80.4	$432,341	84.5	$271,466	79.2	$213,852	83.9
Net sales by White House / Black Market stores	111,095	16.6	62,825	12.3	61,932	18.1	32,827	12.9
Net sales by catalog & Internet	14,992	2.2	12,412	2.4	7,035	2.0	6,330	2.5
Net sales to franchisees	5,022	0.8	3,980	0.8	2,492	0.7	1,758	0.7

Net sales	670,180	100.0	511,558	100.0	342,925	100.0	254,767	100.0

Cost of goods sold	261,627	39.0	195,037	38.1	136,429	39.8	98,082	38.5

Gross profit	408,553	61.0	316,521	61.9	206,496	60.2	156,685	61.5

General, administrative and store operating expenses	239,330	35.7	188,799	36.9	120,056	35.0	92,994	36.5
Depreciation and amortization	19,853	3.0	13,701	2.7	10,482	3.0	6,924	2.7

Income from operations	149,370	22.3	114,021	22.3	75,958	22.2	56,767	22.3
Interest income, net	3,504	0.5	753	0.1	1,994	0.6	484	0.2

Income before taxes	152,874	22.8	114,774	22.4	77,952	22.7	57,251	22.5
Income tax provision	56,563	8.4	43,613	8.5	28,841	8.4	21,755	8.6

Net income	$96,311	14.4	$71,161	13.9	$49,111	14.3	$35,496	13.9

Per share data:
Net income per common share–basic(1)	$0.54		$0.40		$0.27		$0.20

Net income per common & common equivalent share–diluted(1)	$0.53		$0.40		$0.27		$0.20

Weighted average common shares outstanding–basic(1)	180,007		177,756		180,410		178,572

Weighted average common & common equivalent shares outstanding–diluted(1)	181,867		179,967		182,292		180,379

(1) Prior year amounts restated to give effect to the 2 for 1 stock split in February 2005